Exhibit 3(ii)

AMENDED BY-LAWS

OF

BEMIS COMPANY, INC.

ARTICLE I — MEETINGS OF SHAREHOLDERS

1.                                      Place, Time and Conduct of Meetings

Meetings of shareholders shall be held at such place and time as the Board of Directors shall authorize.  The Board of Directors shall designate the person who shall chair meetings of shareholders.  Should the Board not so designate, the Chief Executive Officer, or his/her designee shall preside.

2.                                      Annual Meeting

The Annual Meeting of the shareholders to elect Directors and to transact such other business as may properly come before the meeting, shall be held at such time and place as may be selected by the Board of Directors.  The Board of Directors may determine that shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communications, participate in a meeting and be deemed present in person and vote at such meeting, whether held at a designated place or solely by means of remote communications.

3.                                      Special Meetings

Special meetings of the shareholders may be called by resolution of the Board of Directors.  The only business which can be conducted at a special meeting is that which has been set forth in the Notice of Meeting.

4.                                      Notice of Meeting

Notice of meeting, written or printed, for the Annual Meeting or any special meeting of shareholders, setting forth the purpose or purposes of the meeting, shall be mailed to the last known address of each shareholder not more than 70 days nor less than 10 days before any such meeting.

5.                                      Quorum

A quorum at any meeting of the shareholders shall consist of a majority of the shares entitled to vote represented in person or by proxy.  For purpose of determining whether shares are present at a meeting for quorum, or any other purpose, all shares that are represented by a proxy shall be deemed to be represented at the meeting.

6.                                      Election of Directors

The election of Directors shall be held at the Annual Meeting of Shareholders. The Officer presiding at the shareholders’ meeting shall appoint two suitable persons to act as inspectors of election.  They shall receive and canvass the votes cast and certify the result thereof to the presiding Officer.

7.                                      Vote

Except as otherwise required by statute, applicable rules or regulations, or by the Articles of Incorporation, a vote of the majority of the shares entitled to vote and represented at the meeting shall be necessary to decide any question that may properly come before the meeting.  To elect Directors each shareholder of record shall be entitled to cast one vote for each share of stock held.  There shall be no cumulative voting in the election of Directors.

8.                                      Advance Notice of Nominations

Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as Directors at shareholder meetings. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors, (ii) by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph or (iii) in the case of an annual meeting, by any Eligible Shareholder (as defined in paragraph 10 of this Article I) who complies with all of the procedures set forth in paragraph 10 of this Article I.

a.                                      Timing of Notice.  Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the Company.  To be timely, a shareholder’s notice of nominations to be made at an Annual Meeting of Shareholders must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days before the first anniversary of the date of the preceding year’s Annual Meeting of Shareholders.  If, however, the date of the Annual Meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before such Annual Meeting or, if later, within 10 days after the first public announcement of the date of such Annual Meeting.  If a special meeting of shareholders of the Company is called in accordance with paragraph 3 of this Article I for the purpose of electing one or more Directors to the Board of Directors, for a shareholder’s notice to be timely it must be delivered to, or mailed and received at, the principal executive office of the Company not less than 90 days before such special meeting or, if later, within 10 days after the first public announcement of the date of such special meeting.  Except to the extent otherwise required by law, the adjournment of an annual or special meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.

b.                                      Content of Notice.  A shareholder’s notice of nomination for an annual or special meeting of shareholders shall set forth (x) as to each person whom the shareholder proposes to nominate for election or re-election as a Director:  (i) such person’s name, and (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (y) as to the shareholder giving the notice:  (i) the name and address, as they appear on the Company’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made, (ii) (A) the class or series (if any) and number of shares of the Company that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the Company, (D) any short interest in any security of the Company (for purposes of these By-Laws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date).  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company the information required to be set forth in a shareholder’s notice of nomination that pertains to a nominee.

c.                                       Consequences of Failure to Give Timely Notice.  Notwithstanding anything in these By-Laws to the contrary, no person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this paragraph.  The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and the defective nomination shall be disregarded.

d.                                      Public Announcement.  For purposes of paragraphs 8, 9 and 10 of this Article I, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when mailed as the notice of the meeting pursuant to paragraph 4 of this Article I.

9.                                      Advance Notice of Other Business

The business transacted at any special meeting shall be limited to the purposes stated in the notice of the special meeting pursuant to paragraph 4 of this Article I.  At any annual meeting of shareholders, only such business (other than the nomination and election of Directors) may be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the corporation entitled to vote at the meeting who complies with the notice procedures set forth in this paragraph.

a.                                      Timing of Notice.  For such business to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a shareholder’s notice of any such business to be conducted at an Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days before the first anniversary of the date of the preceding year’s Annual Meeting of Shareholders.  If, however, the date of the Annual Meeting is more than 30 days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before such Annual Meeting or, if later, within 10 days after the first public announcement of the date of such Annual Meeting.  Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as required above.

b.                                      Content of Notice.  A shareholder’s notice to the Company shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (x) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and of any beneficial owner on whose behalf the proposal is made, (y) the information called for by clause (y)(ii) of paragraph 8(b) of this Article I with respect to such shareholder and any such beneficial owner, and (z) any material interest of such shareholder or any such beneficial owner in such business.

c.                                       Consequences of Failure to Give Timely Notice.  Notwithstanding anything in these By-Laws to the contrary, no business (other than the nomination and election of Directors) shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph.  The presiding Officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this paragraph and, if the presiding Officer should so determine, the presiding Officer shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

d.                                      Rule 14a-8.  This paragraph 9 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act.  The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

10.                               Proxy Access

a.                                      Inclusion of Shareholder Nominees in Proxy Statement.  Whenever the Board of Directors solicits proxies with respect to the election of Directors at an Annual Meeting of Shareholders, subject to the provisions of this paragraph 10 of this Article I, the Company shall include in the proxy statement for such shareholder meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of no more than 20 shareholders that satisfies the requirements of this paragraph 10 (the “Eligible Shareholder”) and that expressly elects at the time of providing the notice required by this paragraph 10 (the “Notice of Proxy Access Nomination”) to have such nominee included in the Company’s proxy materials pursuant to this paragraph 10.  For purposes of this paragraph 10, the “Required Information” that the Company will include in its proxy statement is (i) the information provided to the Secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined below).  For the avoidance of doubt, nothing in this paragraph 10 shall limit the Company’s ability to solicit against any Shareholder Nominee or include in its proxy materials the Company’s own statements or other information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the Company pursuant to this paragraph 10.

b.                                      Time of Notice.  To be timely, the Notice of Proxy Access Nomination must be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not less than 120 days and not more than 150 days prior to the first anniversary of the date that the Company distributed its proxy statement to shareholders for the previous year’s Annual Meeting of Shareholders.  If, however, the date of the Annual Meeting of Shareholders is more than 30 days before or after such anniversary date, the Notice of Proxy Access Nomination shall be timely only if so delivered or so mailed and received not less than 90 days before such Annual Meeting or, if later, within 10 days after the first public announcement of the date of such Annual

Meeting.  In no event shall the adjournment or postponement of an Annual Meeting commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this paragraph 10.

c.                                       Maximum Number of Nominees.  The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Company’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) 20% of the number of Directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this paragraph 10 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20%.  In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees included in the Company’s proxy materials shall be calculated based on the number of Directors in office as so reduced. For purposes of determining when the maximum number of Shareholder Nominees provided for in this paragraph 10 has been reached, each of the following persons shall be counted as one of the Shareholder Nominees: (i) any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this paragraph 10 whose nomination is subsequently withdrawn, (ii) any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this paragraph 10 whom the Board of Directors decides to nominate for election to the Board of Directors and (iii) any Director in office as of the Final Proxy Access Nomination Date who was included in the Company’s proxy materials as a Shareholder Nominee for either of the two preceding Annual Meetings of Shareholders (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board of Directors decides to nominate for re-election to the Board of Directors. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials pursuant to this paragraph 10 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy materials.  In the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this paragraph 10 exceeds the maximum number of Shareholder Nominees provided for in this paragraph 10, the highest ranking Shareholder Nominee who meets the requirements of this paragraph 10 from each Eligible Shareholder will be selected for inclusion in the Company’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Company each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this paragraph 10 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this paragraph 10 from each Eligible Shareholder will be selected for inclusion in the Company’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

d.                                      Eligible Shareholder Stock Ownership Requirements.  In order to make a nomination pursuant to this paragraph 10, an Eligible Shareholder must have owned (as defined below) at least 3% of the Company’s outstanding common stock (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Company in accordance with this paragraph 10 and the record date for determining the shareholders entitled to receive notice of the Annual Meeting, and must continue to own the Required Shares through the date of the Annual Meeting. For purposes of this paragraph 10, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Company as to which the shareholder possesses both

(i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Company, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and includes in its Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the Company’s proxy materials and (B) will continue to hold such recalled shares through the date of the Annual Meeting or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Company are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this paragraph 10, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

e.                                       Nomination Notice Requirements.  To be in proper form for purposes of this paragraph 10, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i)                                     one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the Company, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for determining the shareholders entitled to receive notice of the Annual Meeting, one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(ii)                                  a copy of the Schedule 14N that has been filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iii)                               the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to paragraph 7 of this Article I, together with the written consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a Director if elected;

(iv)                              a representation that the Eligible Shareholder (A) will continue to hold the Required Shares through the date of the Annual Meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this paragraph 10, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the Annual Meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any shareholder of the Company any form of proxy for the Annual Meeting other than the form distributed by the Company, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the Annual Meeting, (G) will file with the Securities and Exchange Commission any solicitation or other communication with the Company’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and (H) has provided and will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading;

(v)                                 an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of communications with the shareholders of the Company by the Eligible Shareholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this paragraph 10, or out of the facts, statements or other information that the Eligible Shareholder or its Shareholder Nominee(s) provided to the Company in connection with the inclusion of such Shareholder Nominee(s) in the Company’s proxy materials, and (B) indemnify and hold harmless the Company and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this paragraph 10; and

(vi)                              a written representation and agreement from each Shareholder Nominee that such Shareholder Nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the Company, will act or vote on any issue or question that (1) has not been disclosed to the Company or (2) could limit or interfere with such Shareholder Nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s nomination, service or action as a director that has not been disclosed to the Company, (C) has read and will comply with the Company’s code of ethics, corporate governance guidelines, stock ownership and trading policies and guidelines and any other policies or guidelines of the Company applicable to directors and (D) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Company’s directors.

f.                                        Other Shareholder Nominee Information.  In addition to the information required pursuant to clause (e) of this paragraph 10 or any other provision of these Bylaws, the Company also may require each Shareholder Nominee to furnish any other information (i) that may reasonably be requested by the Company to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Company is listed or traded, any applicable rules of the U.S. Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors (collectively, the “Independence Standards”), (ii) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee or (iii) that may reasonably be required to determine the eligibility of such Shareholder Nominee to serve as a director of the Company.

g.                                       Supporting Statement.  The Eligible Shareholder may, at its option, provide to the Secretary of the Company, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this paragraph 10, the Company may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

h.                                      Exceptions.  In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the Company or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information pursuant to this paragraph 10 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the Annual Meeting and as of the date that is ten business days prior to such Annual Meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not later than five business days after the record date for determining the shareholders entitled to receive notice of such Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days prior to the date of the Annual Meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting).

i.                                          Conditions and Qualifications for Shareholder Nominees.  Notwithstanding anything to the contrary contained in this paragraph 10, the Company shall not be required to include, pursuant to this paragraph 10, a Shareholder Nominee in its proxy materials (i) for any meeting of shareholders for which the Secretary of the Company receives notice that the Eligible

Shareholder or any other shareholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees set forth in paragraph 7 of this Article I, (ii) if such Shareholder Nominee would not be an independent director under the Independence Standards, as determined by the Board of Directors or any committee thereof, (iii) if such Shareholder Nominee’s election as a member of the Board of Directors would cause the Company to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Company is listed or traded, or any applicable state or federal law, rule or regulation, (iv) if such Shareholder Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (vi) if such Shareholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (vii) if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee provides any facts, statements or other information to the Company or its shareholders required or requested pursuant to this paragraph 10 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or (viii) if such Shareholder Nominee or the Eligible Shareholder who nominated such Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Shareholder Nominee or Eligible Shareholder or fails to comply with its obligations pursuant to this paragraph 10.

j.                                         Disqualified Nominations.  Notwithstanding anything to the contrary set forth herein, if (i) a Shareholder Nominee and/or the applicable Eligible Shareholder breaches any of its or their obligations, agreements or representations under this paragraph 10 or (ii) the Shareholder Nominee otherwise becomes ineligible for inclusion in the Company’s proxy materials pursuant to this paragraph 10 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Company, in each case as determined by the Board of Directors, any committee thereof or the chairman of the Annual Meeting, (x) the Company may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the Annual Meeting, (y) the Company shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (z) the Board of Directors or the chairman of the Annual Meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company and the named proxies will not vote any proxies received from shareholders with respect to such Shareholder Nominee. In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the Annual Meeting to present any nomination pursuant to this paragraph 10, such nomination shall be disregarded as provided in clause (z) above.

k.                                      Eligible Shareholder Groups.  Whenever the Eligible Shareholder consists of a group of shareholders, (i) a group of funds under common management and control shall be treated as one shareholder, (ii) each provision in this paragraph 10 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the 3% ownership requirement of the “Required Shares” definition), (iii) a breach of any obligation, agreement or representation under this paragraph 10 by any member of such group shall be deemed a breach by the Eligible Shareholder and (iv) the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Company and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this paragraph 10 (including withdrawal of the nomination). Whenever the Eligible Shareholder consists of a group of shareholders aggregating their shareholdings in order to meet the 3% ownership requirement of the “Required Shares” definition, (x) such ownership shall be determined by aggregating the lowest number of shares continuously owned (as defined in clause (d) of this paragraph 10) by each such shareholder during the Minimum Holding Period and (y) the Notice of Proxy Access Nomination must indicate, for each such shareholder, such lowest number of shares continuously owned by such shareholder during the Minimum Holding Period. Any group of funds whose shares are aggregated for purposes of constituting and Eligible Shareholder must, within five business days after the date of the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the Company that demonstrates that the funds are under common management and investment control.  No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any Annual Meeting. For the avoidance of doubt, a shareholder may withdraw from a group of shareholders constituting an Eligible Shareholder at any time prior to the Annual Meeting and if, as a result of such withdrawal, the Eligible Shareholder no longer owns the Required Shares, the nomination shall be disregarded as provided in clause (j) of this paragraph 10.

l.                                          Withdrawals and Resubmissions.  Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this paragraph 10 for the next two Annual Meetings of Shareholders.

m.                                  Exclusivity.  This paragraph 10 provides the exclusive method for a shareholder to include nominees for election to the Board of Directors in the Company’s proxy materials.

ARTICLE II — DIRECTORS

1.                                      Board of Directors

The business and affairs of the Company shall be managed by its Board of Directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised by the shareholders.  The number of Directors which shall constitute the whole Board shall not be less than seven (7) nor more than fifteen (15) persons.  The number may be changed from time to time by a resolution adopted by a majority of the entire Board of Directors.  Directors who are in the employ of the Company shall receive no additional compensation for their services as Directors.

2.                                      Election

At each annual meeting of the shareholders of the Company commencing with the 2014 annual meeting of shareholders, the Directors elected to succeed those whose term expires at that meeting shall hold office for a term expiring at the next annual meeting of shareholders and until their respective successors shall have been elected and qualified.  Newly created directorships and vacancies occurring for any reason may be filled by a vote of a majority of Directors then in office although less than a quorum.

3.                                      Meetings

Meetings of the Board of Directors may be held at such time and place as set by the Board of Directors and may be called by the Chairman of the Board, the Chief Executive Officer, or President, or by any two Directors.  At least 2 days notice of a meeting shall be given.  Meetings utilizing telephonic, videoconferencing or similar communications equipment may be held as permitted under Missouri Statutes.  At its first meeting following the Annual Meeting of Shareholders, the Board shall elect a member to act as Chair of its meetings.  Such person may, but need not, be designated Chairman of the Board and may, but need not, be an Officer or an employee of the Company.

4.                                      Board or Committee Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors or any Committee of the Board may be taken without a meeting as permitted under Missouri Statutes.

5.                                      Quorum

A majority of the full Board of Directors or a majority of a full Committee shall constitute a quorum for the holding of a meeting of the Board or of such Committee.  A majority of those present shall decide any question that may come before a meeting of the Board or Committee with the following exceptions:

a.                                      The election of Officers of the Company and the appointment of members of Board Committees shall require a majority vote of the entire Board;

b.                                      Vacancies on the Board may be filled by the vote of a majority of Directors then in office although less than a quorum.

c.                                       A change in the number of Directors shall require a majority vote of the entire Board.

6.                                      Committees

The Board may, by resolution, establish such Committees as it deems necessary or appropriate.  Such Committees shall have and exercise the powers, responsibilities and duties set forth in the resolutions establishing them.  Each Committee shall have at least two members.  The Board shall have the power to fill vacancies and to change the size and membership of all Committees.  A majority of the members of a Committee shall constitute a quorum thereof and may fix the time and place of the Committee meetings.

ARTICLE III — OFFICERS

1.                                      Officers

The Board of Directors shall elect the Officers of the Company at the first meeting of the Board following the Annual Meeting of Shareholders.  The Board shall elect a President and Secretary and such other Officers as the Board may deem appropriate.  A person may be elected to more than one officership.  The Board may fill vacancies as they occur.  Each of the Officers shall have such powers as generally pertain to their respective offices and as prescribed by the Board and Missouri Statutes.  Each of the Officers shall be elected for 1 year or until their successors are duly elected.

ARTICLE IV — CAPITAL STOCK

1.                                      Certificate of Stock

The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form.  If shares are issued in uncertificated form, each shareholder shall be entitled upon written request to a statement of holdings as evidence of share ownership.  Each certificate or other evidence of stock ownership shall be executed or recorded in accordance with statutes or regulations signed by the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and sealed with the Corporate Seal.  In case any such Officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such Officer before such certificate is issued, such certificate may nevertheless be issued by the Company with the same effect as if such Officer had not ceased to be such Officer at the date of its issue.

2.                                      Transfer of Stock

Transfers of stock on the books of the Company, or otherwise, shall be as authorized by statute or regulation.

3.                                      Lost or Destroyed Certificates

Any Officer of the Company may order a new certificate of stock or other evidence of stock ownership to be issued in case of lost or destroyed certificates or evidence of stock ownership, but in every such case the owner shall make an affidavit or affirmation of the fact of such loss or destruction in form satisfactory to the Officer and shall give to the Company a bond of indemnity in form and in amount and with one or more sureties satisfactory to the Officer to indemnify the Company against any loss or claim that the Company may incur by reason of the issuance of a substitute stock certificate or other evidence of stock ownership. Said Officers may, in their discretion, refuse to replace any lost or destroyed certificate or evidence of stock ownership save upon the order of a court having appropriate jurisdiction.

4.                                      Record Date

The Board of Directors is authorized to fix in advance a date, not exceeding 70 days preceding the date of any meeting of or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of stock shall go into effect, as the record date for the determination of the shareholders entitled to notice of, and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights or to exercise the rights to respect to any such change, conversion or exchange of stock in the manner and with the effect provided in statutes of the State of Missouri.  If the Board shall not have closed the transfer books or set a record date for the determination of its shareholders entitled to vote or entitled to such other right, then the date on which notice of the meeting is mailed or the date such dividend is declared or other right announced, as the case may be, shall be the record date for such determination of shareholders entitled to vote or to such other right.

5.                                      Treasury Stock

The Treasury Stock of the Company shall consist of such issued and outstanding stock of the Company as may be acquired by the Company, and shall be held subject to disposal by the Board of Directors.  Such stock shall neither vote nor participate in dividends while held by the Company.

ARTICLE V — INDEMNIFICATION OF DIRECTORS,
OFFICERS AND EMPLOYEES

1.                                      The Company shall indemnify any person who is or was a Director or Officer of the Company against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection on account of: (i) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act or pursuant to a successor statute or regulation.

2.                                      The Company may indemnify, to the extent that the Board of Directors deems appropriate and as set forth in a By-Law or resolution any person who is or was an employee or agent of this Company or any Subsidiary or who is or was serving at the request of the Company as a Director, Officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including any employee benefit plan) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection on account of: (i) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934 or pursuant to a successor statute or regulation.

3.                                      The Company may make advances, to the extent that the Board of Directors deems appropriate, for expenses, including attorneys’ fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Company or a Subsidiary) to any person to whom indemnification is or may be available under this Article V; provided, however, that prior to making any advances, the Company shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

4.                                      The indemnification and other rights provided by this Article V shall not be deemed exclusive of any other rights to which a person to whom indemnification is or may be otherwise available under the Articles of Incorporation, the By-Laws or any agreement, vote of shareholders or disinterested Directors or otherwise.  The Company is authorized to purchase and maintain insurance on behalf of the Company or any person to whom indemnification is or may be available against any liability asserted against such person in or arising out of such person’s status as a Director, Officer, employee or agent of the Company, any of its Subsidiaries or another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company.

5.                                      Each person to whom indemnification is granted under this Article V is entitled to rely upon the indemnification and other rights granted hereunder as a contract with the Company and such person and such person’s heirs, executors, administrators and estate shall be entitled to enforce against the Company all indemnification and other rights granted to such person by Article V.  The indemnification and other rights granted by Article V shall survive amendment, modification or repeal of this Article, and no such amendment, modification, or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereunder, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

6.                                      For purposes of this Article V, “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise of which a majority of the equity or ownership interest is directly or indirectly owned by the Company.

ARTICLE VI — DIVIDENDS AND FINANCE

1.                                      Dividends

The Board of Directors may declare, and the Company may pay, dividends on the outstanding shares of capital stock from time to time in the manner and subject to the terms and conditions provided under Missouri Law.

2.                                      Moneys

The moneys of the Company shall be deposited in such banks, trust companies or other financial institutions as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer shall designate.

3.                                      Checks, Notes and Other Similar Obligations

Any one of the Officers of the Company is authorized and empowered to: make and endorse checks, drafts, and other instruments against funds of the Company; and to endorse, negotiate and sign on behalf of the Company certificates of stock, promissory notes, bills of exchange, letters of credit, and other financial instruments.

ARTICLE VII — SEAL

1.                                      Corporate Seal

The Corporate Seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Missouri.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.  The non-use of the seal shall not affect the validity or enforceability of any document.

ARTICLE VIII — AMENDMENTS

1.                                      The Board of Directors of the Company is authorized to make, alter, amend or repeal By-Laws of the Company, not inconsistent with the Articles of Incorporation of the Company or with the laws of the State of Missouri.  By-Laws made by the Board of Directors may be altered or repealed, in whole or in part, by a majority of the entire outstanding stock of the Company, at any regular or special meeting of the shareholders where such action has been announced in the call and notice of the meeting.